                                                                      EXHIBIT 11

                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE


                                                                       Years Ended August 31,
                                                              (In Thousands, Except Per Share Amounts)

                                                               2001             2000             1999
                                                              ------           ------           ------
BASIC

  Net income                                                  $6,792           $7,067           $6,901
  Weighted average shares outstanding (basic)                  5,615            6,370            6,875
  Basic earnings per share                                    $ 1.21           $ 1.11           $ 1.00
                                                              ======           ======           ======

DILUTED

  Net income                                                  $6,791           $7,067           $6,901
  Weighted average shares outstanding (basic)                  5,615            6,370            6,875
  Effect of dilutive securities (warrants and options)           262(1)           235(1)           325(1)
                                                              ------           ------           ------
  Weighted average shares outstanding (diluted)                5,877            6,605            7,200

  Diluted earnings per share                                  $ 1.16           $ 1.07           $ 0.96
                                                              ======           ======           ======


(1) During 2001, 2000, and 1999 certain options to acquire common stock were not included in certain computations of EPS because the options exercise price was greater than the average market price of the common shares. The options excluded by quarter are as follows:

     QUARTER ENDED               OPTIONS EXCLUDED           OPTION PRICE RANGE
   -----------------             ----------------           ------------------

    August 31, 2001                     4,000                     $23.75
      May 31, 2001                     87,250                 $8.92 - $23.75
   February 28, 2001                  757,657                 $6.91 - $23.75
   November 30, 2000                  805,859                 $5.50 - $23.75
    August 31, 2000                   770,432                 $6.91 - $23.75
      May 31, 2000                    775,337                 $6.91 - $23.75
   February 29, 2000                  176,700                 $7.42 - $23.75
   November 30, 1999                  772,910                 $6.91 - $23.75
    August 31, 1999                   176,700                 $7.42 - $23.75
      May 31, 1999                    152,971                 $7.42 - $23.75
   February 28, 1999                  707,036                 $6.91 - $23.75
   November 30, 1998                  163,390                 $7.42 - $23.75